EXHIBIT 99.1

                            CARRIAGE SERVICES, INC.

                          SECOND AMENDED AND RESTATED
                       1996 DIRECTORS' STOCK OPTION PLAN

                      (EFFECTIVE AS OF FEBRUARY 25, 2000)

                            I.  PURPOSE OF THE PLAN

      The CARRIAGE SERVICES, INC. 1996 DIRECTORS' STOCK OPTION PLAN (as previously amended and/or restated, the "Plan") is intended to promote the interests of CARRIAGE SERVICES, INC., a Delaware corporation (the "Company"), and its stockholders by helping to award and retain highly-qualified independent directors, and allowing them to develop a sense of proprietorship and personal involvement in the development and financial success of the Company. Accordingly, the Company may from time to time grant to those directors of the Company who are not executive officers of the Company ("Eligible Directors") the option ("Option") to purchase shares of the Class A Common Stock of the Company ("Stock"), as hereinafter set forth. Options granted under the Plan shall be options which do not constitute incentive stock options, within the meaning of section 422(b) of the Internal Revenue Code of 1986, as amended.

      The Plan as set forth herein constitutes an amendment and restatement, effective as of the date this second amendment and restatement of the Plan is approved by stockholders of the Company (the "Restatement Effective Date"), of the Carriage Services, Inc. 1996 Directors' Stock Option Plan, as previously approved by the stockholders of the Company, and shall supersede and replace in its entirety such Plan.

                            II.   OPTION AGREEMENTS

      Each Option shall be evidenced by a written agreement (an "Option Agreement"). Options shall not be exercisable after the expiration of ten years from the date of grant thereof unless otherwise specified in an Option Agreement. Each Option Agreement shall provide that an Option and all rights granted thereunder shall not be transferable otherwise than (i) by will or the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended or (iii) with the consent of the Board of Directors of the Company (the "Board").

                 III.   ELIGIBILITY OF OPTIONEE; OPTION AWARDS

      A. Options may be granted only to individuals who are Eligible Directors of the Company.

      B. From time to time during the term of this Plan, the Board may award Options to Eligible Directors, subject to the other terms and conditions of this Plan, and provided that each grant of Options must be approved in each instance by (x) at least two-thirds of all members of the entire Board, and (y) a majority of all members of the Board who are not Eligible Directors. Each such

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grant may be on such terms and contain such vesting conditions, restrictions and other criteria as the Board may approve.

      C. Except as otherwise may be approved by the Board, in the manner described in Subparagraph B above, all shares of Stock issued upon exercise of any Option granted under this Plan following the Restatement Effective Date shall not be sold or otherwise disposed of prior to the expiration of six months following the effective date on which such Option is granted.

                       IV.   SHARES SUBJECT TO THE PLAN

      The aggregate number of shares that may be issued under Options granted under the Plan shall not exceed 350,000 shares of Stock. Such shares may consist of authorized but unissued shares of Stock or previously issued shares of Stock reacquired by the Company. Any of such shares which remain unissued and that are not subject to outstanding Options at the termination of the Plan shall cease to be subject to the Plan, but, until termination of the Plan, the Company shall at all times make available a sufficient number of shares to meet the requirements of the Plan. Should any Option hereunder expire or terminate prior to its exercise in full, the shares theretofore subject to such Option may again be subject to an Option granted under the Plan. Exercise of an Option shall result in a decrease in the number of shares of Stock that may thereafter be available, both for purposes of the Plan and for sale to any one individual, by the number of shares as to which the Option is exercised.

                               V.   OPTION PRICE

      The purchase price of Stock issued under each Option described in Paragraphs IIIB and IIIC hereof after the Restatement Effective Date of the Plan shall be the fair market value of the Stock subject to the Option as of the date the Option is granted. For all purposes under the Plan, the fair market value of a share of Stock on a particular date shall be equal to the closing price of the Stock (i) reported by the National Market System of NASDAQ on that date or (ii) if the Stock is listed on a national stock exchange, reported on the stock exchange composite tape on that date; or, in either case, if no prices are reported on that date, on the last preceding date on which such prices of the Stock are so reported. If the Stock is traded over the counter at the time a determination of its fair market value is required to be made hereunder, its fair market value shall be deemed to be equal to the average between the reported high and low or closing bid and asked prices of Stock on the most recent date on which Stock was publicly traded. In the event Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its fair market value shall be made by the Board in such manner as it deems appropriate.

                               VI.  TERM OF PLAN

      The Plan originally became effective on July 18, 1996. This second amendment and restatement of the Plan shall be effective on the Restatement Effective Date. Except with respect to Options then outstanding, if not sooner terminated under the provisions of Paragraph VIII, the Plan shall terminate upon and no further Options shall be granted after July 18, 2006.

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                   VII.   RECAPITALIZATION OR REORGANIZATION

      A. The existence of the Plan and the Options granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

      B. The shares with respect to which Options may be granted are shares of Stock as presently constituted, but if, and whenever, prior to the expiration of an Option theretofore granted, the Company shall effect a subdivision or consolidation of shares of Stock or the payment of a stock dividend on Stock without receipt of consideration by the Company, the number of shares of Stock with respect to which such Option may thereafter be exercised (i) in the event of an increase in the number of outstanding shares shall be proportionately increased, and the purchase price per share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares shall be proportionately reduced, and the purchase price per share shall be proportionately increased.

      C. If the Company recapitalizes, reclassifies its capital stock, or otherwise changes its capital structure (a "recapitalization"), the number and class of shares of Stock covered by an Option theretofore granted shall be adjusted so that such Option shall thereafter cover the number and class of shares of stock and securities to which the optionee would have been entitled pursuant to the terms of the recapitalization if, immediately prior to the recapitalization, the optionee had been the holder of record of the number of shares of Stock then covered by such Option.

      D. Any adjustment provided for in Subparagraphs B or C above shall be subject to any required stockholder action.

      E. Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to Options theretofore granted or the purchase price per share.

      F. For purposes of the Plan, a "Corporate Change" shall occur if (i) the Company is to be dissolved or liquidated, (ii) the Company shall not be the surviving entity in any merger, consolidation or other reorganization, (iii) the Company sells, leases, or exchanges, or agrees to sell, lease, or exchange, all or substantially all of its assets, (iv) any person or entity, including a "group" as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company's voting stock (based upon voting power), or
(v)

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as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board.

                 VIII.   AMENDMENT OR TERMINATION OF THE PLAN

      The Board in its discretion may terminate the Plan at any time with respect to any shares for which Options have not theretofore been granted. The Board shall have the right to alter or amend the Plan or any part thereof from time to time; provided, that no change in any Option theretofore granted may be made which would impair the rights of the optionee without the consent of such optionee.

                             IX.   SECURITIES LAWS

      A. The Company shall not be obligated to issue any Stock pursuant to any Option granted under the Plan at any time when the offering of the shares covered by such Option have not been registered under the Securities Act of 1933, as amended, and such other state and federal laws, rules or regulations as the Company deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules or regulations available for the offering and sale of such shares.

      B. It is intended that the Plan and any grant of an Option made to a person subject to Section 16 of the 1934 Act, meet all of the requirements of Rule 16b-3, as currently in effect or as hereinafter modified or amended ("Rule 16b-3"), promulgated under the 1934 Act. If any provision of the Plan or any such Option would disqualify the Plan or such Option under, or would otherwise not comply with, Rule 16b-3, such provision or Option shall be construed or deemed amended to conform to Rule 16b-3.

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                        Please date, sign and mail your
                      proxy card back as soon as possible!

                         Annual Meeting of Stockholders
                            CARRIAGE SERVICES, INC.

                                  May 17, 2000


                Please Detach and Mail in the Envelope Provided

A [X] Please mark your votes
      as in this example.

    VOTE FOR                       VOTE
all nominees listed              WITHHELD

      [ ]                          [ ]         Nominees:       Melvin C. Payne
                                                               C. Byron Snyder

1. ELECTION OF Two CLASS I DIRECTORS for a three-year term ending at the 2003
Annual Meeting of Stockholders.

VOTE FOR all nominees listed, except vote
withheld from the following nominees (if any):
_____________________________________________


2. Proposal to amend the 1996 Directors Stock      FOR    AGAINST    AGAINST
Option Plan.                                       [ ]      [ ]        [ ]


3. Proposal to ratify Arthur Andersen LLP as the   FOR    AGAINST    AGAINST
independent public accountants of the Company      [ ]      [ ]        [ ]
for 2000.

4. In their discretion, the Proxies are authorized to vote upon any other business as may properly come before the meeting or any adjournment(s) thereof.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY BY
USING THE ENCLOSED ENVELOPE.

SIGNATURE: ____________________ PRINT NAME _______________ DATED: ________, 2000

NOTE: (Please sign exactly as your name appears hereon. For joint accounts, each joint owner should sign. Executors, administrators, trustees, etc., should also indicate when signing.)

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                            CARRIAGE SERVICES, INC.
             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
       THE COMPANY FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 17, 2000

    The undersigned, hereby revoking all prior proxies, hereby appoints Mark W. Duffey and Thomas C. Livengood, and each of them, his true and lawful proxies, with full and several power of substitution, to vote all the shares of Class A or B Common Stock or Series D Preferred Stock of CARRIAGE SERVICES, INC. standing in the name of the undersigned, at the Annual Meeting of Stockholders of CARRIAGE SERVICES, INC. to be held on May 17, 2000 and at any adjournment(s) thereof, on all matters coming before said meeting.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE PROPOSALS AS STATED ON THE REVERSE SIDE OF THIS PROXY CARD AND, UNLESS A CONTRARY CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF SUCH PROPOSALS.

            CONTINUED AND TO BE SIGNED ON REVERSE SIDE          SEE REVERSE
                                                                   SIDE